Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK TO ACQUIRE ROXBORO’S SOLARTRON GROUP

Paoli, PA, August 25, 2005 — AMETEK, Inc. (NYSE: AME) today announced it has agreed to acquire the Solartron Group (“Solartron”) from Roxboro Group PLC for approximately £42 million ($75 million). Solartron, with annual sales of approximately £27 million ($50 million), is a leading supplier of analytical instrumentation for the process, laboratory and other industrial markets. This acquisition, expected to be completed in the third quarter, is subject to normal closing conditions, including approval by Roxboro’s shareholders.

“Solartron is composed of an excellent set of differentiated, niche-focused businesses that fit nicely with several of our current process and analytical instrument businesses,” comments AMETEK Chairman and Chief Executive Officer Frank S. Hermance. “Solartron enables us to broaden our product offering, expand our geographic reach, and capitalize on significant synergy with our existing businesses,” adds Mr. Hermance.

Solartron is composed of three businesses: Solartron Analytical, Solartron Metrology and Solartron ISA.

•	Solartron Analytical produces high-precision analytic measurement instrumentation and software for the characterization of materials. Solartron Analytical’s products are used for electrochemistry, corrosion analysis and advanced materials analysis and are sold to research, metals, and other industrial markets. Together with our Princeton Applied Research business unit, AMETEK will be the market leader for these types of instruments.

•	Solartron Metrology is a leading manufacturer of digital and analog gauging probes, displacement transducers and associated instrumentation used primarily to measure the size and form of machined or fabricated parts. Its products are used in the aerospace, glass manufacturing, semiconductor and other industrial markets. Solartron Metrology complements AMETEK’s Taylor Hobson business, a leader in the ultra-precision metrology field.

•	Solartron ISA designs and manufactures flow measurement devices for the oil and gas industry. A rapidly growing market for ISA is Wet Gas metering. Based on patented technology, ISA’s Dualstream® Wet Gas meters are able to differentiate between liquid and gas flows in an on-line, real-time process for flow metering at the well-head or transmission pipeline. ISA’s product line is an excellent addition to AMETEK’s existing oil and gas instrument businesses.

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AMETEK TO ACQUIRE ROXBORO’S SOLARTRON GROUP

Solartron will join AMETEK as part of its Electronic Instruments Group (EIG) —a recognized leader in advanced monitoring, testing, calibrating, and display instruments. AMETEK EIG sells its instruments to the process and analytical, aerospace, power, and industrial markets worldwide and had 2004 sales of approximately $667 million.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $1.4 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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